Exhibit 10.3

August 23, 2019

Jeffery M. Brinza

7958 Branch Drive

Brighton, Michigan 48116

RE:  Consulting Arrangement

Dear Jeff:

Millendo Therapeutics, Inc. (the "Company") is pleased to offer you (hereinafter referred to as “you” or "Consultant") an opportunity to provide ongoing consulting services to it as described on Exhibit A attached hereto and made a part of this letter (the “Agreement”), subject to the following terms and conditions:

1. Services. You agree to provide the services described in Exhibit A in accordance with the terms of this Agreement in a professional and diligent manner, to the best of your abilities and in accordance with the Company's reasonable objectives as communicated by the Company’s President and CEO or her designee or successor.  During the term of this Agreement, Consultant shall be free to provide services to others provided that such services do not interfere with or create a conflict of interest with obligations under this Agreement and provided the Company's facilities or personnel are not utilized for such other services.

2. Term.  This Agreement shall be effective from the date your employment with the Company ceases (the “Effective Date”) and shall continue until August 31, 2020.  The parties hereto may renew this Agreement upon mutual written consent. Upon termination of this Agreement, Consultant shall promptly return to the Company all property of the Company and all confidential and proprietary information of Company as described in Paragraphs 3, 4 and 5 of this Agreement.  Notwithstanding the termination of this Agreement, Paragraphs 3, 4, 5, 10 and 15 herein shall survive the termination or expiration of this Agreement.

3. Confidential Information.  Any information, materials, documents or other media, whether in tangible or intangible form, supplied to Consultant by the Company, its affiliates or third parties with which the Company has engaged in a commercial relationship or from whom the Company has received information under obligations of confidentiality (either directly or indirectly, and in whatever form) or created, developed or discovered  by Consultant in carrying out services under this Agreement, whether or not patentable or copyrightable, including, but not limited to, information and data relating to research, development, strategies, financing, business, business plans, operations, products, marketing plans and policies of the Company, its affiliates or such third parties, shall be deemed to be confidential and proprietary and the property of the Company with the exception of information which was already known to Consultant at the time received by Consultant from the Company or its affiliates (either directly or indirectly).

4. Confidentiality and Non-Use.  During and after the term of this Agreement, Consultant agrees not to use the confidential and proprietary information described in Paragraph 3 (the “Company Information”) for any purpose other than in furtherance of the performance of services under this Agreement and to hold the Company Information in confidence and trust for the Company and not to disclose to any third party, publish or disseminate such Company Information without the prior written consent of the Company.  Consultant agrees to return all Company Information to the Company, including, but not limited to, records, memoranda and reports (in electronic or any other form or format), together with all photographic copies, handwritten notes, excerpts or other copies thereof, promptly after request by the Company, or, in any event, promptly upon expiration or termination of this Agreement. Consultant may disclose any Company Information to the extent required by law. Consultant shall give the Company prompt notice of all such required disclosures so that the Company may seek an appropriate protective order.  If, in the absence of a protective order, Consultant is nonetheless compelled by any court or tribunal of competent jurisdiction to disclose Company Information, Consultant may disclose only such Company Information as is so compelled, without liability hereunder; provided, however, that Consultant gives the Company notice of the Company Information to be disclosed as far in advance of its disclosure as is practicable and uses Consultant’s best efforts to obtain assurances that confidential treatment will be accorded to such Company Information.

5. Proprietary Information.  The term “Proprietary Information” shall mean all information, ideas, inventions and discoveries, trade secrets, and all other intellectual property, whether patentable or copyrightable or not, conceived, created, discovered, made or reduced to practice by Consultant (alone or with others) as a result of the services provided under this Agreement. Consultant shall promptly disclose in writing to the Company all Proprietary Information created or discovered by Consultant.  All Proprietary Information shall be “works made for hire” for purposes of the Company’s rights under copyright laws.  All Proprietary Information shall be the sole and exclusive property of the Company and all right, title and interest (including all “moral rights”) in and to all Proprietary Information is hereby assigned to the Company or as the Company may direct without additional compensation to Consultant.  Proprietary Information shall be deemed to have been conceived as a result of the services provided under this Agreement if conceived either (i) during the term of this Agreement, or (ii) within one year after the termination of this Agreement, if based upon information provided to Consultant by or at the direction of the Company or its corporate affiliates or developed by Consultant in carrying out his/her duties under this Agreement.

Consultant agrees to make and maintain adequate and current written records, in a form specified by the Company, of all Proprietary Information assigned or to be assigned to the Company pursuant to this Agreement.

Obtaining, maintaining, defending and enforcing patent rights, copyrights and other intellectual proprietary rights in any country of the world with respect to Proprietary Information shall be entirely within the discretion and at the expense of the Company, but Consultant agrees to give all necessary assistance in connection therewith, including execution of documents. Consultant agrees to perform, during and after Consultant’s engagement, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements related to the services in any and all countries.  Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings.  Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact, coupled with an interest, to act for and on Consultant’s behalf and in

Consultant’s place and stead, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Paragraph 5, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, filing with the FDA, copyright applications and registrations, trademark applications and registrations or other rights in connection with such inventions and improvements related to the services with the same legal force and effect as if executed by Consultant.

6. Fees and Other Consideration.  For providing the services set forth on Exhibit A, Consultant shall be entitled to receive a  fee of $225 per hour for each hour wholly devoted to providing such services, payable as set forth below.  Consultant will bill the Company in half hour increments.

On the first day of each calendar month, Consultant agrees to deliver to the Company a statement of work performed during the previous month.  Within 30 days of receipt of this statement, the Company shall pay Consultant for appropriately documented and approved consulting fees.

All outstanding, unvested stock options held by Consultant as of the Effective Date (the “Options”) and issued under the Millendo Therapeutics, Inc. 2012 Stock Plan, as amended (the “2012 Stock Plan”) and the OvaScience, Inc. (now known as Millendo Therapeutics, Inc.) 2012 Stock Incentive Plan, as amended (the “2012 Stock Incentive Plan” and, together with the 2012 Stock Plan, the “Plans”) shall continue to vest while Consultant is a “Service Provider” to the Company.  A Service Provider is an employee, director or consultant of the Company. Notwithstanding the terms of the Plans, the stock option grant notices and agreements governing the Options, any other documents or agreements between Consultant and the Company setting forth the terms or vesting conditions of the Options  (including but not limited to Consultant’s employment agreement with the Company) and any actions of the Board of Directors governing the Options (together, the “Option Documents”), the Options will not be subject to any accelerated vesting upon a change in control or other corporate transaction involving the Company or upon any termination of Consultant’s employment or service, and this Agreement supersedes and replaces the terms of the Plans and the Option Documents with respect to any accelerated vesting rights, terms or conditions related to the Options.

7. Non-assignment. Consultant may not assign this Agreement or any part thereof without the prior written consent of the Company.

8. Independent Contractor.  Consultant shall serve as an independent contractor to the Company and Consultant shall have no authority or capacity to bind the Company and its affiliates or to act on their behalf.  This Agreement does not create a partnership between the parties hereto.   Consultant expressly acknowledges that Consultant is not an employee of the Company and that Consultant is not entitled to participate in any benefit plans of the Company.  Consultant further acknowledges that Consultant is not eligible to participate in any such benefit plans even if it is later determined that Consultant’s status was that of an employee during the period of this engagement.  Consultant expressly waives any claim for benefits coverage attributable to the services provided under this Agreement.  Consultant understands and acknowledges awareness of the following:

(a)Neither federal, nor state, nor local income tax nor payroll tax of any kind shall be withheld or paid by the Company on behalf of Consultant.  Consultant shall not be treated as an employee with respect to services provided hereunder for federal or state tax purposes.

(b)No workers' compensation insurance shall be obtained by the Company concerning Consultant.  Consultant shall comply with applicable workers' compensation law concerning Consultant.

(c)Consultant is responsible to pay, according to applicable law, Consultant's income taxes. Consultant further understands that Consultant may be liable for self-employment tax, to be paid by Consultant according to applicable law.  Independent tax counsel of Consultant's own choice should be consulted with respect to such matters.

9.	Representations. Consultant represents and warrants as follows:

(a)	Consultant has complied with all federal, state and local laws that may be required to provide services hereunder, including, without limitation, those regarding business permits and licenses.

(b)

Consultant represents and warrants to the Company that Consultant’s performance of all the terms of this Agreement and engagement as a consultant of the Company do not and shall not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or in trust prior to Consultant’s engagement by the Company, or violate the terms of any covenant not to compete between Consultant and any other person or entity.  Consultant shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employers of Consultant or any other person or entity.  Consultant has not entered into and Consultant shall not enter into any agreement, either written or oral, in conflict herewith or in conflict with Consultant’s engagement with the Company.

(c)

Consultant (i) is not under investigation by the FDA for debarment and is not presently debarred by the FDA pursuant to 21 U.S.C. § 335a, (ii) does have a disqualification hearing pending and has not been disqualified by the FDA pursuant to 21 C.R.F. § 312.70 or its successor provisions, and (iii) has not engaged in any conduct or activity which could lead to any of the above-mentioned disqualification or debarment actions.  If during the term of this Agreement, Consultant (i) comes under investigation by the FDA for a debarment action or disqualification, (ii) is debarred or disqualified, or (iii) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions, Consultant shall immediately notify the Company of same.

(d)

Consultant shall not corruptly directly or indirectly pay, offer or promise to pay or authorize the payment of any money or give, offer or promise to give or authorize the giving of anything else of value, in violation of any applicable anti-corruption law, rule or regulation to:  (a) any Government Official (I) in order to influence official action in breach of a duty of good faith, impartiality or trust (“acting improperly”), (II) to reward such Person for acting improperly or (III) where such Person would be acting improperly by receiving the money or other thing of value; (b) any Person (whether or not a Government Official) while knowing that all or any portion of the money or other thing of value will be paid, offered, promised or given to or will otherwise benefit, a Government Official in order to influence official action for or against either Party in connection with the matters that are the subject of this Agreement; or (c) any Person (whether or not a Government Official) to reward that Person for acting improperly or to induce that Person to act improperly.  For purposes of this Paragraph 9(d), the term “Person” shall mean any individual, legal entity, trust, joint venture, government or political subdivision, department or agency of a government, and the term “Government Official” shall mean (i) any Person employed by or acting on behalf of a government, government-controlled agency or entity or public international organization, (ii) any political party, party official or candidate, (iii) any Person who holds or performs the duties of an appointment, office or position created by custom or convention or (iv) any Person who holds himself or herself out to the be the authorized intermediary of any of the foregoing.

10. Record Retention.  Consultant shall keep for five years after the term hereof, records of Consultant’s work performed in connection with this Agreement consistent with good business, medical and research practice and in any event, as and in a manner in which the Company directs and shall make such records available at the Company’s request.

11. Waivers.  A waiver by either party of any term or condition of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.  All rights, remedies, undertakings or obligations contained in this Agreement shall be cumulative and none of them shall be in limitation of any other right, remedy, undertaking or obligation of either party.

12. Severability.  If and to the extent that any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable in a final nonappealable order, such holding shall in no way affect the validity of the remainder of this Agreement.

13. Notices.  Any notice given to a party under or in connection with this Agreement shall be in writing and shall be personally delivered or deposited in the United States mail, postage prepaid, by certified mail with return receipt requested, or by a nationally recognized overnight carrier, to the party at the address set forth above or, to such other address as to which the party has given notice.  Such notices shall be deemed given upon receipt.

14. Governing Law; Consent to Jurisdiction; Injunctive Relief.  This Agreement shall be governed by and construed in accordance with the laws (other than provisions relating to conflict of laws) of the State of Michigan.  Consultant acknowledges that breach of any of the provisions of this Agreement could cause the Company irreparable injury for which no adequate remedy at law exists.  Accordingly, the Company shall have the right, in addition to any other rights it may have, and by executing this Agreement Consultant hereby consents to, the entry in any court having jurisdiction of a temporary or permanent restraining order or injunction restraining or enjoining Consultant from any violation of this Agreement.

15. Entire Agreement; Binding Effect; Counterparts.  This letter contains the entire agreement between Consultant and the Company with respect to the transactions contemplated herein and supersedes all previous written and oral negotiations, commitments and understandings.  Its terms shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties hereto and making specific reference to this letter.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Michigan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. This Agreement shall inure to the benefit of and be binding upon, the parties and their respective successors and permitted assigns. Notwithstanding the foregoing, the obligations of Consultant under any existing nondisclosure or confidentiality agreements with the Company shall continue. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.

Please indicate your agreement to the above terms by signing and returning the enclosed duplicate original of this Agreement.

Very truly yours,

Millendo Therapeutics, Inc.

By:/s/ Julia C. Owens

     Julia C. Owens

President and CEO

Acknowledged and agreed as of the date

first above written:

/s/ Jeffery M. Brinza

Jeffery M. Brinza

EXHIBIT A

TO CONSULTING AGREEMENT

STATEMENT OF WORK

Consultant shall provide legal services and general business consulting services and will perform such projects or tasks as are mutually agreed by Consultant and the Company.